Exhibit 10.1

Execution Version

AMENDED AND RESTATED
BOARD REPRESENTATION AND STANDSTILL AGREEMENT

This AMENDED AND RESTATED BOARD REPRESENTATION AND STANDSTILL AGREEMENT (this “Agreement”), dated as of August 2, 2019 (the “Effective Date”), is entered into by and among Sanchez Midstream Partners GP LLC, a Delaware limited liability company (the “General Partner”), Sanchez Midstream Partners LP, a Delaware limited partnership (the “Partnership” and, together with the General Partner, the “Sanchez Entities”), and Stonepeak Catarina Holdings LLC (“Stonepeak”).  The Sanchez Entities and Stonepeak are herein referred to as the “Parties.”  Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Third Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, the “Partnership Agreement”).

Recitals

WHEREAS, the Sanchez Entities and Stonepeak are parties to that certain Board Representation and Standstill Agreement, dated as of October 14, 2015 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Agreement”);

WHEREAS, on August 2, 2019 (the “Partnership Agreement Effective Date”), the General Partner executed and delivered the Partnership Agreement;

WHEREAS, the General Partner, in its individual capacity and in its capacity as the general partner of the Partnership, has determined it to be in the best interests of Partnership to provide Stonepeak with (i) ongoing designation rights and obligations in respect of the board of directors of the General Partner (or such other governing body thereof) (the “Board”), and (ii) certain approval rights in respect of actions of the Sanchez Entities, in each case, pursuant to the terms of this Agreement; and

WHEREAS, Stonepeak is willing to provide the Sanchez Entities with certain standstill rights, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree to amend and restate in its entirety the Existing Agreement and hereto agree as follows:

Agreement

Section 1.                                           Board Designation Rights.

(a)                                 Each of the Sanchez Entities shall take all actions necessary or advisable to cause (i) two (2) directors serving on the Board to be designated by Stonepeak, in its sole discretion, at all times from the Effective Date until the occurrence of (A) the First Designation Right Termination Event (as defined below), at which time the right of Stonepeak under this Agreement to designate one (1) director serving on the Board shall terminate and (B) the Second Designation Right Termination Event (as defined below), at which time the right of Stonepeak under this Agreement to designate one (1) director serving on the Board shall terminate and (ii) three (3) independent directors serving on the Board to be designated by Stonepeak, in its sole discretion (each director designated by Stonepeak pursuant to this Section 1(a), a “Stonepeak Designated Director”), at all times during the Redemption Designation Period (as defined below); provided, however, that each such Stonepeak Designated Director shall (1) in the reasonable judgment of the General Partner, have the requisite skill and experience to serve as a director of a public company, (2) not be prohibited or disqualified from serving as a director of the General Partner by any rule or regulation of the Commission, the National Securities Exchange on which the Common Units are listed or applicable law and (3) otherwise be reasonably acceptable to the General Partner.  Prior to a Designation Right Termination Event (as defined below) or during the Redemption Designation Period, any Stonepeak Designated Director may be removed by Stonepeak at any time and may be removed by a majority of the other directors then serving on the Board for “cause” (as defined below); and any vacancy in such positions shall be filled solely by Stonepeak.  As used herein, “cause” means that a Stonepeak Designated Director (w) is prohibited from serving as a director of the General Partner under any rule or regulation of the Commission or the National Securities Exchange on which the Common Units are listed; (x) has been convicted of a felony or misdemeanor involving moral turpitude; (y) has engaged in acts or omissions against the General Partner or the Partnership constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance; or (z) has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of the General Partner or the Partnership.  None of the Sanchez Entities shall take any action which would, or would be reasonably likely to, adversely affect Stonepeak’s right to appoint the Stonepeak Designated Directors; provided, however, that the Sanchez Entities shall not be prohibited from taking such action that the Board determines is necessary to comply with any rule or regulation of the Commission or the National Securities Exchange on which the Common Units are listed or applicable law.

(b)                                 Prior to the occurrence of a Designation Right Termination Event, the General Partner shall invite the Stonepeak Designated Directors to attend all meetings of each committee of the Board (other than the Audit Committee, the Conflicts Committee, any pricing committee established for an offering of securities by the Partnership and any committee established to deal with conflicts with Stonepeak or its Affiliates) in a nonvoting observer capacity and, in this respect, shall give the Stonepeak Designated Directors copies of all notices, minutes, consents and other materials that it provides to the other members of such committee; provided, however, that during the Redemption Designation Period, the Stonepeak Designated Directors designated pursuant to clause (ii) of Section 1(a) shall serve on all committees of the Board in a voting capacity. For the avoidance of doubt, no Stonepeak Designated Director shall be permitted to serve on any committees of the Board in a voting capacity prior to the Redemption Designation Period.

(c)                                  The Stonepeak Designated Directors are Jack Howell and Luke Taylor.

(d)                                 Any action by Stonepeak to designate, remove or replace a Stonepeak Designated Director shall be evidenced in writing and furnished to the General Partner no later than one (1) Business Day after the taking of such action, shall include a statement that the action has been approved by the requisite vote of Stonepeak and shall be executed by or on behalf of Stonepeak.  Stonepeak agrees to cause each Stonepeak Designated Director to timely provide the

Partnership with accurate and complete information relating to Stonepeak and such Stonepeak Designated Director that may be required to be disclosed by the Partnership under the Exchange Act.  In addition, at the Partnership’s reasonable request, Stonepeak shall cause each Stonepeak Designated Director to complete and execute the Partnership’s standard director and officer questionnaire prior to being admitted to the Board.

(e)                                  Upon the occurrence of a Designation Right Termination Event or the end of the Redemption Designation Period, as applicable, the right of Stonepeak to designate a Stonepeak Designated Director shall terminate and the Stonepeak Designated Director then serving as such a member of the Board, promptly upon (and in any event within two (2) Business Days following) receipt of a request from a majority of the other director(s) then serving on the Board or the owner(s) of a majority of the equity interests of the General Partner, shall resign as a member of the Board.  If the Stonepeak Designated Director does not resign upon such request, then a majority of the other director(s) then serving on the Board or the owner(s) of a majority of the equity interests of the General Partner, may remove the Stonepeak Designated Director as a member of the Board.

(f)                                   For the purposes of this Agreement, the “First Designation Right Termination Event” shall occur on the date on which Stonepeak and its Affiliates hold fewer than 25% of the number of Class C Preferred Units initially issued to Stonepeak in exchange for all issued and outstanding Class B Preferred Units, as adjusted for any subdivisions, splits, reverse unit splits, reclassification, reorganization or other similar transaction by the Partnership affecting the Class C Preferred Units.  For the purposes of this Agreement, the “Second Designation Right Termination Event” shall occur on the date on which Stonepeak and its Affiliates no longer hold any Class C Preferred Units.  Each of the First Designation Right Termination Event and the Second Designation Right Termination Event are referred to herein as a “Designation Right Termination Event.” For the purposes of this Agreement, the “Redemption Designation Period” shall commence on January 1, 2022 if any Class C Preferred Units remain outstanding on such date and shall continue until the date on which all Class C Preferred Units have been redeemed pursuant to the provisions of the Partnership Agreement.

Section 2.                                           Limitation of Liability; Indemnification; Business Opportunities.

(a)                                 At all times while each Stonepeak Designated Director is serving as a member of the Board, and following any such Stonepeak Designated Director’s death, resignation, removal or other cessation as a director in such former Stonepeak Designated Director’s capacity as a former director, such Stonepeak Designated Director shall be entitled to (i) the same modification and restriction of traditional fiduciary duties, (ii) the same safe harbors for resolving conflicts of interest transactions and (iii) all rights to indemnification and exculpation, in each case, as are then made available to any other member of the Board.

(b)                                 At all times while each Stonepeak Designated Director is serving as a member of the Board, such Stonepeak Designated Director, Stonepeak and their respective Affiliates may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Sanchez Entities, and the Sanchez Entities, the Board and their Affiliates shall have no rights by virtue of this Agreement or otherwise in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Sanchez Entities, shall not be deemed wrongful or improper.  None of the Stonepeak Designated Directors, Stonepeak or their respective Affiliates shall be obligated to present any investment opportunity to the Sanchez Entities even if such opportunity is of a character that the Sanchez Entities or any of their respective Affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each of the Stonepeak Designated Directors, Stonepeak and their respective Affiliates shall have the right to take for such Person’s own account (individually or as a partner, fiduciary or otherwise) or to recommend to others any such investment opportunity.  Notwithstanding the foregoing, Stonepeak shall cause each Stonepeak Designated Director to maintain the confidentiality of all information and proceedings of the Board.

(c)                                  The Sanchez Entities shall purchase and maintain (or reimburse each Stonepeak Designated Director for the cost of) insurance, on behalf of such Stonepeak Designated Director, in an amount and scope of coverage commensurate with that provided to an independent member of the Board, with respect to liabilities that may be asserted against, or expense that may be incurred by, such Stonepeak Designated Director in connection with the Sanchez Entities’ activities or such Stonepeak Designated Director’s activities on behalf of the Sanchez Entities, regardless of whether the Sanchez Entities would have the power to indemnify such Stonepeak Designated Director against such liability under the provisions of the Partnership Agreement or the Limited Liability Company Agreement of the General Partner, as amended (the “GP LLC Agreement”).

(d)                                 For the avoidance of doubt, each Stonepeak Designated Director shall constitute an “Indemnitee,” as such term is defined under the Partnership Agreement and the GP LLC Agreement.

Section 3.                                           Standstill.

(a)                                 During the period commencing on the Effective Date and ending on the earlier of (x) the occurrence of a material breach of the Partnership Agreement by the Partnership or the General Partner and (y) the date on which all Class C Preferred Units have been redeemed, without the prior written consent of the Board (provided that such consent shall not be required in the event of fraud or gross negligence on the part of the Partnership or the General Partner), Stonepeak shall not, and shall cause its Affiliates not to, directly or indirectly (whether with respect to the General Partner, the Partnership or any Affiliate or Subsidiary thereof):

(i)                                     acquire beneficial ownership of additional Common Units, Class C Preferred Units or other Partnership Interests (as defined in the Partnership Agreement);

(ii)                                  acquire any debt or assets of the Partnership or its Subsidiaries;

(iii)                               engage in any hostile or takeover activities with respect to the Partnership or the General Partner (including by means of a tender offer or soliciting proxies or written consents for purposes of any hostile or takeover activities, other than as recommended by the Board), including any merger, consolidation, recapitalization, business combination, partnership, joint venture, acquisition or similar transaction involving the Partnership or the General Partner or any of their Affiliates or their properties (excluding Sanchez Energy Corporation and its subsidiaries and its and their properties);

(iv)                              enter into any transaction the effect of which would be to “short” any securities of the Partnership;

(v)                                 form, join or participate in a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of the Partnership or any of its Affiliates in respect of any action otherwise prohibited pursuant to this Section 3(a);

(vi)                              call (or participate in a group calling of) a meeting of the limited partners of the Partnership for the purpose of removing (or approving the removal of) the General Partner as the general partner of the Partnership and/or electing a successor general partner of the Partnership;

(vii)                           “solicit” any “proxies” (as such terms are used in the rules and regulations of the Commission) or votes for or in support of (A) the removal of the General Partner as the general partner of the Partnership or (B) the election of any successor general partner of the Partnership, or take any action the direct effect or purpose of which would be to induce limited partners of the Partnership to vote or provide proxies that may be voted in favor of any action contemplated by either of sub-clauses (A) or (B) of this Section 3(a)(vii);

(viii)                        seek to advise or influence any person (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting of any Partnership Interest in connection with the removal (or approving the removal) of the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership;

(ix)                              issue, induce or assist in the publication of any press release, media report or other publication in connection with the potential or proposed removal of the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership;

(x)                                 propose to remove Sanchez Midstream Partners GP LLC as the general partner of the Partnership or vote to remove Sanchez Midstream Partners GP LLC as the general partner of the Partnership;

(xi)                              advise, assist or encourage any third party to do any of the foregoing; or

(xii)                           if the General Partner is removed as the general partner of the Partnership in violation of this Agreement, participate in any way in the management, ownership and/or control of the successor general partner or the successor general partner’s operation of the Partnership, other than participation by any Stonepeak Designated Director, as described in Section 1 of this Agreement.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the foregoing shall not in any way limit the right of Stonepeak or its Affiliates to:

(i)                                     privately communicate with, including making any offer or proposal to, the Board, directly or through any Stonepeak Designated Director;

(ii)                                  to the extent permitted by the Partnership Agreement, vote Partnership Interests in the Partnership at any meeting of limited partners of the Partnership so long as there has been no breach of Section 3(a) of this Agreement;

(iii)                               restrict the manner in which any Stonepeak Designated Director (A) may vote on any matter submitted to the Board, (B) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) may take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board;

(iv)                              sell or transfer any of their respective Partnership Interests, subject to any restrictions relating thereto contained in the Partnership Agreement;

(v)                                 receive any (A) Class C Preferred PIK Units (as defined in the Partnership Agreement) as distributions on Class C Preferred Units pursuant to the Partnership Agreement or (B) Partnership Interests pursuant to a unit split, reverse unit split, reclassification, reorganization or other transaction by the Partnership affecting any class of Partnership Interests generally or a dividend of units or other pro rata distribution by the Partnership to holders of Partnership Interests; or

(vi)                              (A) exercise the Warrant issued by the Partnership to Stonepeak on August 2, 2019 in accordance with the terms and provisions thereof, and (B) receive the Junior Securities issuable upon such exercise.

(c)                                  For the purposes of Section 3(a), Stonepeak’s Affiliates shall not include (i) any portfolio company of Stonepeak that is not controlled (as defined in the definition of “Affiliate” contained in the Partnership Agreement) by Stonepeak, unless such portfolio company is a holder of Class C Preferred Units, or (ii) any employee, officer or director of a portfolio company that is not an employee, officer or director of Stonepeak.

Section 4.                                           Certain Approval and Access Rights.

(a)                                 During the period commencing on the Effective Date and ending on the date on which all Class C Preferred Units have been redeemed (the “Approval Term”), the prior written consent of Stonepeak shall be required in order for the Sanchez Entities, SP Holdings, LLC, or their respective Affiliates or the Board, as applicable, to take or approve any of the following actions:

(i)                                     approval of any proposed Maintenance Capital Expenditures, Expansion Capital Expenditures or Investment Capital Expenditures (collectively, “Capital Expenditures”); provided, however, that the prior written consent of Stonepeak shall not be required with respect to (i) up to $5.0 million in Capital Expenditures per year, (ii) up to $20.0 million in Capital Expenditures specifically related to an interconnection with the Gulf Coast Express Pipeline project and the Whistler Pipeline project, and (iii) any ordinary course Capital Expenditures, including capital calls, required by Carnero G&P, LLC;

(ii)                                  approval of, or amendment, waiver or other modification to (including assignment or termination of), any transaction or agreement with any member of the Partnership Group on the one hand and the General Partner, SP Holdings, LLC, or any of their respective Affiliates on the other hand (including, but not limited to, commercial contracts containing acreage dedication terms);

(iii)                               approval of, or amendment, waiver or other modification to, any gathering agreement with any member of the Partnership Group on the one hand and Sanchez Energy Corporation, or its successor(s) in interest to its business or assets, or any of its or their Affiliates on the other hand that, directly or indirectly, results in gathering rates lower than the gathering rates currently in effect as of the Effective Date;

(iv)                              approval of any increases to the total compensation of any officer, independent contractors performing officer functions or independent director of the General Partner, any member of the Partnership Group or SP Holdings, LLC in amounts greater than ten percent (10%) in the aggregate of the salary approved in 2019 (as approved prior to the Partnership Agreement Effective Date) and the bonus approved for 2018 performance;

(v)                                 approval of any increases to the total compensation of any non-independent director of the General Partner or any member of the Partnership Group beyond the salary approved in 2019 (as approved prior to the Partnership Agreement Effective Date) and the bonus approved for 2018 performance;

(vi)                              approval of any increases to the general and administrative expenses of the General Partner, SP Holdings, LLC and the Partnership Group taken as a whole (or any other expenses of the General Partner, SP Holdings, LLC or any member of the Partnership Group that have in the historical practices of the General Partner, SP Holdings, LLC or such member of the Partnership Group been classified as general and administrative expenses), excluding any unplanned third party specialist expenses, such as the expenses of legal, accounting and consulting specialists, to be paid or reimbursed by the Partnership Group in amounts greater than ten percent (10%) in the aggregate of the general and administrative expenses approved by the Board in January 2019; and

(vii)                           any member of the Partnership Group having cash or cash equivalents in excess of $10,000,000 in the aggregate at any time other than to pay dividends or distributions with respect to such Partnership Group member’s equityholders within the following 90 calendar days.

For the avoidance of doubt, the prior written consent of Stonepeak shall not be required with respect to any change of control or termination special compensation payments made pursuant to that certain Executive Services Agreement, dated as of August 2, 2019, by and between Gerald F. Willinger and the General Partner, or that certain Executive Services Agreement, dated as of August 2, 2019, by and between Charles C. Ward and the General Partner.

(b)                                 During the Approval Term, in connection with any determination of Available Cash or Adjusted Available Cash, the General Partner shall make such determination in good faith and shall consult with the Stonepeak Designated Director(s) and the independent directors of the Board in making such determination.

Section 5.                                           Chief Executive Officer.

(a)                                 From and after the Effective Date, the General Partner agrees not to materially diminish the duties or responsibilities of the chief executive officer of the General Partner without the consent of the Stonepeak Designated Directors.

(b)                                 If, as of any time after the third anniversary of the Effective Date, the ratio of (i) the sum of (A) Total Net Debt (as defined in the Existing Credit Facility as of the Partnership Agreement Effective Date) of the Partnership and its Consolidated Subsidiaries (as defined in the Existing Credit Facility as of the Partnership Agreement Effective Date), (B) the outstanding principal amount of the Class C Preferred Units, (C) the outstanding principal amount of Parity Securities and (D) the outstanding principal amount of Senior Securities to (ii) Adjusted EBITDA (as defined in the Existing Credit Facility as of the Partnership Agreement Effective Date) (the “Leverage Ratio”) for the period of four (4) consecutive fiscal quarters of the Partnership most recently ended for which financial statements are available is greater than 5.50 to 1.00, then the General Partner shall promptly appoint and retain as the General Partner’s chief executive officer a nominee designated by Stonepeak (the “Stonepeak CEO”) until such time as the Leverage Ratio for any fiscal quarter of the Partnership subsequent to the appointment of the Stonepeak CEO is less than or equal to 3.00 to 1.00.  The Stonepeak CEO shall have such rights at least equal to the greater of (i) the rights of the General Partner’s chief executive officer immediately prior to the appointment of the Stonepeak CEO and (ii) the rights customarily held by a chief executive officer of a company similarly situated to the Partnership.  The Stonepeak CEO shall be entitled to a compensation package substantially similar to that of the immediately prior chief executive officer of the General Partner. Upon appointment of the Stonepeak CEO, the chief executive officer of the General Partner immediately prior to the appointment of the Stonepeak CEO (the “Pre-Leverage CEO”) shall become the chief operating officer of the General Partner and shall, if desired by the General Partner, retain a compensation package substantially similar to the compensation package he or she held as chief executive officer.  Stonepeak’s rights under this Section 5(b) shall terminate on the date on which Stonepeak and its Affiliates no longer hold any Class C Preferred Units (the “CEO Designation Right Termination Event”). Following the CEO

Designation Right Termination Event, the General Partner shall promptly remove the Stonepeak CEO as the chief executive officer of the General Partner and reinstate the Pre-Leverage CEO. If the Pre-Leverage CEO is unwilling or unable to accept the position of chief executive officer of the General Partner, then a replacement chief executive officer shall be appointed in accordance with the Partnership Agreement.

Section 6.                                           Miscellaneous.

(a)                                 Entire Agreement.  This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights granted by the Sanchez Entities or any of their Affiliates or Stonepeak or any of its Affiliates set forth herein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

(b)                                 Notices.  All notices and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, electronic mail (with written confirmation of receipt), air courier guaranteeing overnight delivery or personal delivery to the following addresses:

If to the General Partner or the Partnership:

Sanchez Midstream Partners GP LLC
1000 Main Street, Suite 3000
Houston, TX 77002
Attention: Charles C. Ward
Email: cward@sanchezmidstream.com

with a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, TX 77002
Attention: Philip Haines
Email: phaines@huntonak.com

If to Stonepeak:

Stonepeak Infrastructure Partners

55 Hudson Yards, 550 W. 34th St., 48th Floor

New York, NY 10001

Attention: Adrienne Saunders, General Counsel

Email: saunders@stonepeakpartners.com

with a copy (which shall not constitute notice):

Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, TX 77002
Attention: Tim Chandler
Email: tim.chandler@sidley.com

(c)                                  Interpretation.  Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion, unless otherwise specified in this Agreement.  If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d)                                 Governing Law; Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.  Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e)                                  Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)                                   No Waiver; Modifications in Writing.

(i)                                     Delay.  No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(ii)                                  Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.  Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(g)                                  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h)                                 Binding Effect; Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties.

(i)                                     Independent Counsel.  Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

(j)                                    Specific Enforcement.  Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond.  Furthermore, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(k)                                 Transfer of Board Rights; Aggregation. The right to appoint a Stonepeak Designated Director granted to Stonepeak under Section 1 of this Agreement may be transferred or assigned by Stonepeak to one or more of its Affiliates, subject to the transfer restrictions provided in Section 4.7(e) of the Partnership Agreement; provided, however, that (i) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each of the transferee or assignee and identifying the securities with respect to which such rights are being transferred or assigned, (ii) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of Stonepeak under this Agreement and (iii) to the extent such right is transferred or assigned to more than one Person, such right shall be exercised by those Persons holding a majority of the Class C Preferred Units, acting collectively.

(l)                                     Further Assurances.  Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

(m)                             Expenses.  Promptly following receipt of an invoice therefore, the Partnership shall reimburse Stonepeak in an amount not to exceed $75,000 for the reasonable documented fees and expenses of Sidley Austin LLP, counsel to Stonepeak, incurred in connection with this Agreement, the Warrant and the Partnership Agreement and the transactions contemplated hereby and thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

SANCHEZ MIDSTREAM PARTNERS GP LLC

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

SANCHEZ MIDSTREAM PARTNERS LP

By: Sanchez Midstream Partners GP LLC,
its general partner

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

Signature Page to Amended and Restated Board Representation and Standstill Agreement

STONEPEAK:

STONEPEAK CATARINA HOLDINGS LLC

By:	STONEPEAK INFRASTRUCTURE FUND (ORION AIV) LP, its managing member

By:	STONEPEAK ASSOCIATES LLC, its general partner

By:	STONEPEAK GP HOLDINGS LP, its sole member

By:	STONEPEAK GP INVESTORS LLC, its general partner

By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member

By:	/s/ Jack Howell
Name:Jack Howell
Title:Senior Managing Director

Signature Page to Amended and Restated Board Representation and Standstill Agreement